Sub-Item 77Q1(d): Copies of Constituent Instruments Defining The Rights of Shareholders Referred to in Sub-Item 77I

Effective February 26, 2016, the Goldman Sachs Multi-Asset Real Return Fund commenced offering Class R6 Shares. The terms of the Class R6 Shares for the Fund are described in Post-Effective Amendment No. 526 to the Registrants Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on February 26, 2016 (Accession No. 0001193125-16-482292). Amendment No. 84 dated April 16, 2015 to the Registrants Agreement and Declaration of Trust dated January 28, 1997, which established the Class R6 Shares for the Fund, is incorporated herein by reference to Exhibit (a)(85) to Post-Effective Amendment No. 455 to the Registrants Registration Statement on Form N-1A filed with the Securities and Exchange Commission on April 30, 2015
(Accession No. 0001193125-15-161650).